Exhibit 99.1
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FOR IMMEDIATE RELEASE                                 FOR MORE INFORMATION CALL

June 29, 2003                                Investors:  Robert A. Brvenik
                                                         Chief Financial Officer
                                                         (410) 234-1750

                                             Media:      Steven A. Sless
                                                         Public Relations
                                                         (410) 234-8333

PRIMERETAIL,   INC.  DISCLOSES  LIMITED   DISCUSSIONS  WITH  CERTAIN  RESTRICTED
     PREFERRED STOCKHOLDERS CONCERNING POSSIBLE STRATEGIC TRANSACTION

     BALTIMORE -- Prime Retail, Inc. (the "Company") (OTC Bulletin Board: PMRE, PMREP, PMREO) today announced that, in connection with its previously announced exploration of strategic alternatives, the Company has been engaged in negotiations with a third party concerning a potential acquisition of the Company. In connection with such negotiations, Houlihan Lokey Howard & Zukin, the Company's financial advisor, acting on behalf of the Company, facilitated limited discussions involving certain holders of the Company's preferred stock who had agreed pursuant to confidentiality agreements to maintain in confidence any material nonpublic information concerning the Company disclosed to them. The purpose of such discussions was to obtain input from holders of the Company's Series A and Series B preferred stock with respect to the possible allocation of consideration among the Company's stockholders assuming an acquisition of the Company resulting in aggregate consideration to the Company's stockholders of approximately $115 million. In addition, the restricted stockholders were asked to provide input on an approximate allocation of such consideration among the Series A preferred stock, Series B preferred stock and the common stock of $15.90, $8.80 and $0.17, respectively. These allocations were considered for discussion purposes only and the Company cautions that such allocations may not reflect the allocations proposed by the Company to stockholders should an agreement be reached with the third party mentioned above.

     Discussions between the Company and the third party noted above concerning a potential sale of the Company are ongoing at this time. There can be no assurance as to the completion, timing or terms of any transaction.

     This disclosure is being made in accordance with the terms of the confidentiality agreements with the preferred stockholders noted above. It remains the Company's policy not to comment on potential transactions other than as required by applicable law.

     Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States. Prime Retail currently owns and/or manages 37 outlet centers totaling approximately 10.4 million square feet of GLA. Prime Retail also owns 154,000 square feet of office space. Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail's website at www.primeretail.com.

     Some of the statements contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission. The Company accepts no responsibility for updating forward-looking statements.

     The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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